Exhibit 10.1

Execution Version

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of October 20, 2024 (the “Effective Date”), by and among LivePerson, Inc., a Delaware corporation (the “Company”) and the persons set forth on Exhibit A hereto (collectively, the “Vector Group” and, for clarity, as applicable, including each member thereof acting individually). The Company and the members of the Vector Group are each herein referred to as a “Party” and collectively, the “Parties.” Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 11 below.

RECITALS

WHEREAS, the Company’s Board of Directors (the “Board”) has been engaged in ongoing Board refreshment efforts to identify potential candidates for the Board who possess skills, expertise and industry background complementary, and, in certain instances, as replacements for retiring or departing members of, to the current Board and relevant to the Company’s business and value creation goals (collectively, “Board Refreshment”);

WHEREAS, as of the Effective Date, the Vector Group beneficially owns an aggregate of 10,899,456 shares of Common Stock;

WHEREAS, the Board and the Vector Group have been engaged in constructive dialogue regarding the Company’s business, Board Refreshment and creation of shareholder value;

WHEREAS, on March 6, 2024, the Vector Group filed a Schedule 13D with the SEC (the “Schedule 13D”); and

WHEREAS, the Company and the Vector Group have determined to come to an agreement with respect to affording the Vector Group input into the Board’s current Board Refreshment initiative, the composition of the Board and certain other matters, as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, representations and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1. Board and Related Matters.

(a) New Directors.

(i) The Company shall take all necessary steps to nominate for election to the Board at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”) Dan Fletcher (the “First New Director”) as one (1) of two (2) Company nominees to be Class III directors.

(ii) No later than immediately following the conclusion of the Company’s 2024 annual meeting of stockholders, the Board, and all applicable committees thereof, shall take all necessary steps to (A) appoint one (1) candidate from a previously mutually agreed pool of two (2) potential candidates for appointment, each of whom shall have been determined by the Board to be an “Independent Director,” as defined in Section (1)(a)(iii) below, or, if neither such potential candidate is able to serve, another candidate, who shall be mutually agreed upon by the Company and the Vector Group and who shall have been determined by the Board to be an Independent Director (the “Second New Director” and together with the First New Director, the “New Directors”), to the Board and (B) on or before December 31, 2024, either not have re-nominated or accept the resignation of one (1) director currently serving on the Board as of the Effective Date, to the extent that the acceptance of such resignation and matters related thereto are permissible under applicable law, including, without limitation, legal duties or obligations of directors of corporations incorporated under Delaware law. Provided that the Company has used and continues to use good faith, diligent efforts to implement the actions described in Section 1(a)(ii) above by December 31, 2024, reasonable delays with respect to such actions beyond the reasonable control of the Company will not be deemed a breach of this Agreement.

(iii) Prior to the nomination or appointment to the Board, as applicable, of each New Director, the Board shall determine whether such New Director is an “Independent Director,” pursuant to The Nasdaq Stock Market LLC’s listing standards (or applicable requirement of such other national securities exchange designated as the primary market on which the Common Stock is listed for trading). In connection with the foregoing, and as a condition to the appointment of each New Director to the Board, each New Director shall (A) provide (x) such information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, (y) such information reasonably requested by the Board in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations and (z) a fully completed and executed copy of the Company’s director candidate questionnaire (substantially in the form completed by the Company’s incumbent non-management directors), in each case, as promptly as practicable to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC, (B) have participated in customary procedures for new director candidates, including, without limitation, an appropriate background check comparable to those undergone by other non-management directors of the Company and interview with the Nominating and Corporate Governance Committee of the Board, and (C) have received a favorable recommendation from the Nominating and Corporate Governance Committee (acting in good faith in accordance with their customary and generally applicable procedures for evaluating director candidates and fiduciary duties).

(b) Board Policies and Procedures. Each Party acknowledges that each New Director, upon election or appointment to the Board, as applicable, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, including, but not limited to, the Company’s Corporate Governance Guidelines, Code of Conduct and Code of Ethics, Whistleblower Policy, Related Party Transaction Policy and any other policies on stock ownership, public disclosures, legal compliance and confidentiality that are applicable to members of the Board, and will be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board. The Company agrees that, upon election or appointment to the Board, as applicable, each New Director shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board and (iii) such other benefits on the same basis as all other non-management directors on the Board.

(c) Chair of the Board. In connection with the Company’s and the Board’s commitment to maintaining strong corporate governance, no later than December 31, 2024, the Board, and all applicable committees thereof, shall take all necessary steps to select a new Chair of the Board from among the then incumbent directors.

Section 2. Voting Commitment. Until the Termination Date (including, without limitation, any extension thereof), the Vector Group agrees that it shall, and shall cause each of its controlled Affiliates to, appear in person or by proxy at each Stockholder Meeting and vote (or execute a consent with respect to) all Voting Securities beneficially owned, directly or indirectly, by the Vector Group or such Affiliates (of which the Vector Group or such Affiliate has the right or ability to vote) at such Stockholder Meeting (a) in favor of the nominees for director recommended by the Board and (b) in accordance with the Board’s recommendation with respect to all other proposals presented at such Stockholder Meeting; provided, however, that the Vector Group shall be permitted to vote in its sole discretion with respect to any proposal relating to (i) an Extraordinary Transaction or (ii) that certain Tax Benefits Preservation Plan, dated as of January 22, 2024, between the Company and Equiniti Trust Company, LLC (the “Tax Benefits Preservation Plan”), or any other shareholder rights plan or similar plans, so long as the Company has been first given a reasonable opportunity to provide the Vector Group with information describing the reasons for any Board recommendation for shareholders to vote in favor of the Tax Benefits Preservation Plan prior to any such vote by the Vector Group.

Section 3. Standstill. Until the Termination Date, the Vector Group shall not, and shall cause each of its controlled Affiliates not to, directly or indirectly, in any manner:

(a) (i) acquire, cause to be acquired, or offer, seek, propose or agree to acquire, whether by purchase, tender or exchange offer, agreement or business combination, through the acquisition of control of another person, by joining or forming a partnership, limited partnership, syndicate or other group (including, without limitation, any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or other Synthetic Equity Interests, or otherwise, beneficial ownership of any securities or assets of the Company (or any direct or indirect rights or options to acquire such ownership, including, without limitation, voting rights decoupled from the underlying Voting Securities), (ii) acquire, cause to be acquired or offer, seek, propose or agree to acquire, whether by purchase or otherwise, any interest in any indebtedness of the Company or (iii) acquire, cause to be acquired or offer, seek, propose or agree to acquire, ownership (including, without limitation, beneficial ownership) of any material asset or business of the Company or any right or option to acquire any such material asset or business from any person, in each case other than securities of the Company;

(b) except as otherwise provided in Section 1, (i) nominate, give notice of an intent to nominate, or recommend for nomination a person for election to the Board or take any action in respect of the removal of any director, (ii) seek or knowingly encourage any person to submit any nomination in furtherance of a “contested solicitation” or take any other action in respect of the election or removal of any director, (iii) submit, seek or knowingly encourage the submission of, any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration at, or bring any other business before, any Stockholder Meeting, whether or not such a meeting is permitted by the Charter or Bylaws, (iv) request, or knowingly initiate, encourage or participate in any request, to call a Stockholder Meeting, whether or not such a meeting is permitted by the Charter or Bylaws, (v) publicly seek to amend any provision of the Charter, the Bylaws, or other governing documents of the Company (each as may be amended from time to time), or (vi) take any action similar to the foregoing with respect to any subsidiary of the Company;

(c) except as otherwise provided in each of Section 1 and Section 2, take any action in support of or make any public proposal or public request, or private proposals or private requests that are intended to, and would reasonably be expected to, require any public disclosure, that constitutes or would result in: (i) advising, replacing or influencing any director or the management of the Company, including, without limitation, any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (ii) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (iii) any material change in the Company’s management, business or corporate structure, (iv) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (v) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(d) communicate with stockholders of the Company or others pursuant to Rule 14a-1(1)(2)(iv) under the Exchange Act (other than in connection with an Extraordinary Transaction);

(e) solicit any proxy, consent or other authority to vote of stockholders or conduct any other referendum (binding or non-binding) (including, without limitation, any “withhold,” “vote no” or similar campaign) with respect to, or from the holders of, Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in, or knowingly assist, advise, initiate, encourage or influence any person (other than the Company) in (including, without limitation, by use of or in coordination with a universal proxy card), any “solicitation” of any proxy, consent or other authority to vote any Voting Securities (other than such assistance, advice, encouragement or influence that is consistent with the Board’s recommendation in connection with such matter after obtaining the prior written consent of the Board);

(f) (i) grant any proxy, consent or other authority to vote with respect to any matters other than to the named proxies included in the Company’s proxy card for any Stockholder Meeting or as otherwise permitted by the provisos in Section 2 or (ii) deposit or agree or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any agreement or arrangement with respect to the voting of such securities (including, without limitation, a voting agreement or pooling arrangement), other than (A) any such voting trust or arrangement solely for the purpose of delivering to the Company or its designee a proxy, consent or other authority to vote in connection with a solicitation made by or on behalf of the Company that is otherwise in accordance with this Agreement or (B) customary brokerage accounts, margin accounts and prime brokerage accounts;

(g) knowingly encourage, advise or influence any person or knowingly assist any person in so encouraging, advising or influencing any person, with respect to the giving or withholding of any proxy, consent or authority to vote any Voting Securities, the disposition of any Voting Securities or in conducting any referendum (binding or non-binding) (including, without limitation, any “withhold,” “vote no,” or similar campaign), in each case other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter after obtaining the prior written consent of the Board;

(h) other than in open market sale transactions whereby the identity of the purchaser is not known, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Vector Group to any Third Party with a known history of activism or known plans to engage in activism (with such activism comprising (i) any submission by such Third Party (in its capacity as a stockholder) of (A) a notice to nominate directors for stockholder election at a Stockholder Meeting, or (B) a proposal, whether binding or precatory, to be adapted or otherwise passed by stockholders at a Stockholder Meeting, (ii) issuing any press release or making any public filing with the intention of influencing management, the boards of directors or stockholders of a company or (iii) filing a Schedule 13D);

(i) without the prior written approval of the Board, separately or in conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, publicly propose, suggest or recommend, or in a manner that the Vector Group is required under applicable law, rule or regulation to disclose publicly, any Extraordinary Transaction; provided, however, that nothing in this Section 3 shall be interpreted to prohibit the Vector Group from proposing, suggesting or recommending any Extraordinary Transaction privately to the Company so long as any such action is not publicly disclosed by the Vector Group and is made by the Vector Group in a manner that would not reasonably be expected to require the public disclosure thereof by the Company, the Vector Group or any other person;

(j) form, join, encourage the formation of, or in any way participate in any partnership, limited partnership, syndicate or group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities or securities of any of the Company’s subsidiaries (other than a group that includes all or some of the members of the Vector Group, but does not include any other entities or persons that are not members of the Vector Group as of the date hereof; provided, that nothing herein shall limit the ability of an Affiliate of the Vector Group to join such group following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement and, if the Vector Group files a Schedule 13D or an amendment thereof, as applicable, within two (2) business days after the Vector Group has formed a group with such Affiliate);

(k) make any public announcement or public proposal, or private announcements or private proposals that are intended to, and would reasonably be expected to, require any public disclosure, with respect to, or publicly offer or publicly propose, or privately offer or privately propose in a manner that is intended to, and would reasonably be expected to, require any public disclosure (i) any form of business combination, merger or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (iii) any form of tender or exchange offer for Voting Securities, whether or not such transaction involves a Change of Control; it being understood that the foregoing shall not prohibit the Vector Group or its Affiliates from (A) acquiring Voting Securities in accordance with Section 3(a), (B) selling or tendering their shares of Common Stock in accordance with Section 3(h), and otherwise receiving consideration pursuant to any such transaction or (C) voting on any such transaction in accordance with Section 2;

(l) make or publicly advance any request or proposal to amend, modify, waive, grant any consent under or otherwise abstain from enforcing any provision of this Agreement, or take any action challenging the validity or enforceability of any provision of or obligation arising under this Agreement; provided, that the Vector Group may make confidential requests to the Board to amend, modify, waive, grant any consent under or otherwise abstain from enforcing any provision of this Agreement, which the Board may accept or reject in its sole and absolute discretion, so long as any such request is not publicly disclosed by the Vector Group and is made by the Vector Group in a manner that would not reasonably be expected to require the public disclosure thereof by the Company, the Vector Group or any other person;

(m) make a request for a list of the Company’s stockholders or for any other books and records of the Company pursuant to Section 220 of the Delaware General Corporation Law or Rule 14a-7 under the Exchange Act; or

(n) enter into any discussion, negotiation, agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or encourage, assist, advise, act in concert or participate with, solicit, seek or seek to cause any person to undertake any action or make any statement inconsistent with this Section 3.

Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of this Section 3 shall not be deemed to restrict the Vector Group from: (i) communicating privately with the Board or any of the Company’s officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (ii) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Agreement, or (iii) making any public disclosure necessary to comply with any Legal Requirement, provided, that a breach by the Vector Group of this Agreement is not the cause of the Legal Requirement.

Nothing in this Agreement shall limit or otherwise restrict in any respect the actions or rights of any director of the Company (including, for the avoidance of doubt, the New Directors) under applicable law in his or her capacity as such or the exercise of any director’s fiduciary duties under applicable law as directors of the Company. Without limitation to the foregoing, each New Director shall have the same (i) access to members of management as every other director and (ii) rights as every other director to access the books and records of the Company and to make information requests of management in order to facilitate these rights.

Section 4. Representations and Warranties of All Parties. Each Party represents and warrants to the other Party that (a) such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles), (c) this Agreement will not violate or conflict with any (i) term or condition of any agreement to which such person is a party or by which such Party may otherwise be bound or (ii) law, rule, license, regulation, judgment, order or decree governing or affecting such Party, and (d) neither it nor any assignee of such Party has filed or initiated any Legal Proceeding against or otherwise pertaining to the other Party. Each Party acknowledges that the Parties entered into that certain Confidentiality Agreement, dated March 12, 2024, by and between Vector Capital Management, L.P. and the Company (the “Confidentiality Agreement”), and that to the extent that the terms of Section 3 of this Agreement differ from, update or conflict with Section 7 of the Confidentiality Agreement, the terms of this Agreement shall control. The Parties further acknowledge that any individuals who are submitted for consideration as part of the Candidate Pool who are employees or principals of the Vector Group have customary employment agreements and arrangements with the Vector Group unrelated to any current or future appointment, nomination or directorship of the Company.

Section 5. Representations and Warranties of the Vector Group. The Vector Group represents and warrants that (a) it has not provided or agreed to provide, and will not provide, any compensation in cash or otherwise to any Company director in connection with such person’s appointment to, nomination for, or service as a director on, the Board, (b) it will not become party to any agreement, arrangement or understanding (whether written or oral) with any Company director with respect to such person’s service as a director on the Board, including, without limitation, any such agreement, arrangement or understanding with respect to how such person should or would vote or act on any issue or question as a director, and (c) it owns no Short Interests in the Company.

Section 6. Non-Disparagement. Subject to applicable law and Section 8, each Party covenants and agrees that, until the Termination Date, neither it nor any of its (a) controlled Affiliates or (b) its or their respective directors, officers, employees, partners, members, managers, legal or other advisors and agents, acting in a capacity on behalf of, in concert with or at the direction of such Party or its Affiliates (the persons in clauses (a) and (b), “Representatives”) shall make, or cause to be made any public statement that would reasonably be construed an ad hominem attack or disparages, calls into disrepute or otherwise defames or slanders the other Party, the other Party’s Affiliates, the business of such Party, the other Party’s current or former directors or officers (solely in connection with their service in such capacities), the other Party’s subsidiaries or the business of those subsidiaries in any manner that would reasonably be expected to damage the business or reputation of such persons. The foregoing shall not prevent the making of any factual statement in connection with any disclosure required under stock exchange regulations or federal securities laws or other applicable laws, including, without limitation, to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto.

Section 7. No Litigation.

(a) Each Party agrees that, until the Termination Date, it shall not, and shall not permit any of its Representatives (solely in the context of their representation of such Party in connection with the subject matter of this Agreement) to, directly or indirectly, alone or in concert with others, pursue or assist any other person to threaten or initiate, any lawsuit, claim, action or proceeding (including, without limitation, with respect to the Vector Group, commencing, encouraging or supporting any derivative action in the name of the Company or any class action against the Company or any of its officers or directors, in each case with the intent of circumventing any terms of this Agreement) before any court or government agency (each, a “Legal Proceeding”) against the other Party, any Affiliate of the other Party, or any of its or their respective current or former directors or officers (solely in connection with their service in such capacities).

(b) The restrictions set forth in Section 7(a) shall not apply to (i) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement or (ii) counterclaims with respect to any proceeding initiated by, or on behalf of one Party or its Affiliates against the other Party or its Affiliates. Further, Section 7(a) shall not prevent any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the suggestion of such Party or any of its Representatives, provided, that in the event any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Notwithstanding anything to the contrary herein, this Section 7 shall not prohibit the Vector Group from exercising statutory appraisal rights, if any, with respect to the Company.

Section 8. Public Announcements.

(a) At the Company’s election, the Company may issue a Press Release with respect to this Agreement, provided, that the content of such Press Release will be subject to the Vector Group’s reasonable review and comment. The Vector Group shall not make or cause to be made, and the Vector Group shall cause their respective controlled Affiliates not to make or cause to be made, any public announcement or statement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party. The Vector Group acknowledges and agrees that the Company will file this Agreement and file or furnish the corresponding Press Release, if any, with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC.

(b) The Vector Group shall be given a reasonable opportunity to review and comment on the Current Report on Form 8-K or other filing with the SEC made by the Company with respect to the entry into this Agreement, and the Company shall give good faith consideration to any comments of the Vector Group on such Form 8-K. The Form 8-K shall be consistent with the terms of this Agreement and the Press Release, if any.

(c) The Company acknowledges that the Vector Group will file an amendment to its Schedule 13D (such amendment, the “Schedule 13D/A”) with the SEC appending this Agreement as an exhibit to the Schedule 13D/A. The Company shall be given a reasonable opportunity to review and comment on the Schedule 13D/A filing made by the Vector Group with respect to this Agreement, and the Vector Group shall give good faith consideration to any comments of the Company. The Schedule 13D/A shall be consistent with the terms of this Agreement.

Section 9. Independent Directors. Unless a New Director identified pursuant to Section 1(a) of this Agreement is not fully independent from the Vector Group or any of its Affiliates (each, an “Affiliated Director”), the Vector Group acknowledges and agrees that no Company director shall share any confidential information about the Company with the Vector Group without the Board’s consent, and the Vector Group shall not seek to obtain any confidential information from any Company director. Except for any such Affiliated Director, the New Directors will not be, and the Vector Group will not consider the New Directors to be, stockholder designees or stockholder representatives of the Vector Group.

Section 10. Termination.

(a) This Agreement shall terminate at 11:59 PM ET on December 31, 2025; provided, however, that the term of this Agreement shall be ended earlier (i) upon the event of the consummation of an Extraordinary Transaction or (ii) in the event that (x) the two (2) previously mutually agreed pool candidates for the Second New Director have been confirmed as qualified, available and able to serve pursuant to the terms of Section 1(a)(ii) and (iii) above by December 31, 2024 but neither candidate has been appointed as the Second New Director pursuant to Section 1(a)(ii)(A) by December 31, 2024, (y) an alternate mutually agreed Second New Director has been confirmed as qualified, available and able to serve pursuant to the terms of Section 1(a)(ii) and (iii) above but has not been appointed by March 31, 2025, or (z) a new Chair of the Board has not been selected pursuant to Section 1(c) above by December 31, 2024, then the Vector Group will have a one-time right (with respect to each of clauses (x), (y), in lieu of (x) pursuant to Section 1(a)(ii) hereof, and / or (z)) to notify the Company within seven (7) days of the foregoing dates of the Vector Group’s intent to terminate this Agreement, subject to the termination, notice and cure provisions set forth below in this Section 10(a), provided, however, that if the Company has used and continues to use good faith, diligent efforts to implement the actions described in Section 1(a)(ii) and (iii), the delays with respect to such actions are beyond the reasonable control of the Company and the actions or omissions of the Vector Group or Vector-initiated candidates contributed materially to such delay, then, such delays will not result in termination of this Agreement pursuant to this Section 10(a) (the termination date determined pursuant to the foregoing provisions, the “Termination Date”). Other than the foregoing, (A) the Company may terminate this Agreement if any member of the Vector Group commits a material breach of its or his obligations under this Agreement (that if capable of being cured) is not cured within fifteen (15) calendar days after the Vector Group’s receipt of written notice specifying the material breach from the Company or, if impossible to cure within fifteen (15) calendar days, which the Vector Group has not taken any substantive action to cure within such fifteen (15) calendar day period, and (B) the Vector Group may terminate this Agreement if the Company commits a material breach of its obligations under this Agreement (that if capable of being cured) is not cured within fifteen (15) calendar days after the Company’s receipt of written notice specifying the material breach from the Vector Group or, if impossible to cure within fifteen (15) calendar days, which the Company has not taken any substantive action to cure within such fifteen (15) calendar day period.

(b) If this Agreement is terminated in accordance with this Section 10, this Agreement shall forthwith become null and void, but no termination shall relieve a Party from liability for any breach of this Agreement prior to such termination.

(c) Notwithstanding the foregoing terms of this Section 10, Section 12 through Section 22 shall survive the termination of this Agreement.

Section 11. Certain Defined Terms. For purposes of this Agreement:

(a) “Affiliate” (and any plural thereof) has the meaning ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates of any applicable person or entity referred to in this Agreement; provided, however, that, for purposes of this Agreement, no member of the Vector Group shall be an Affiliate of the Company and the Company shall not be an Affiliate of any member of the Vector Group; and provided, further, that no entity shall be considered an Affiliate of the Vector Group based on being “controlled by” or “under common control with” the Vector Group, unless one or more members of the Vector Group has majority ownership of the voting securities of such entity and/or the right to appoint a majority of the board or other governing body of such entity.

(b) “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(1)(2)(iv) and 14a-2 under the Exchange Act;

(c) “Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) other day on which commercial banks in the State of New York are authorized or required to be closed by applicable law;

(d) “Bylaws” means the Company’s Third Amended and Restated By-Laws (as may be amended, corrected, or further amended and restated from time to time);

(e) “Change of Control” means any transaction in which (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests or Voting Securities of the Company’s then-outstanding equity securities or (ii) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than 50% of the equity interests or Voting Securities of the surviving entity’s then-outstanding equity securities;

(f) “Charter” means the Company’s Fourth Amended and Restated Certificate of Incorporation (as amended, and as may be further amended, corrected, or amended and restated from time to time);

(g) “Common Stock” means the issued and outstanding common stock of the Company, par value $0.001 per share;

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(i) “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, joint venture, business combination, sale, financing, recapitalization, reorganization, restructuring, disposition, distribution or other transaction with a Third Party (each, a “Transaction”) that, in each case, would result in (A) an issuance of any Voting Securities requiring the approval of the Company’s stockholders in connection with a Transaction, (B) a Change of Control of the Company or (C) liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets;

(j) “SEC” means the U.S. Securities and Exchange Commission;

(k) “Short Interests” means any agreement, arrangement, understanding or relationship, including, without limitation, any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities;

(l) “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling, continuation or meeting held in lieu thereof, regardless of whether such meeting is held at a physical location or virtually by means of remote communications;

(m) “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including, without limitation, due to the value of such derivative, swap or other transactions being determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions;

(n) “Third Party” refers to any person that is not a Party, a director of the Board, an officer of the Company, or an Affiliate to any Party; and

(o) “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

Section 12. Injunctive Relief; Fees.

(a) Each Party acknowledges and agrees that any breach of any provision of this Agreement shall cause the other Party irreparable harm which would not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a Party of any provision of this Agreement, the other Party shall be entitled to seek an injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages or post a bond or other security. The foregoing right shall be in addition to such other rights or remedies that may be available to the non-breaching Party for such breach or threatened breach, including, without limitation, the recovery of money damages.

(b) If a Party institutes any legal suit, action or proceeding against the other Party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement) or arising out of or relating to this Agreement, including, without limitation, contract, equity, tort, fraud and statutory claims, the prevailing Party in the suit, action or proceeding is entitled to receive, and the non-prevailing Party shall pay, in addition to all other remedies to which the prevailing Party may be entitled, the reasonable, documented, out-of-pocket costs and expenses incurred by the prevailing Party in conducting the suit, action or proceeding, including, without limitation, reasonable, documented, actual attorneys’ fees and expenses, even if not recoverable by law.

Section 13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Each Party agrees to use its commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

Section 14. Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and shall be deemed to have been delivered (a) upon receipt, when delivered personally, (b) upon sending, if sent by electronic mail to the electronic mail addresses below (provided no transmission error is received) or (c) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:

LivePerson, Inc.

530 7th Avenue, Floor M1

New York, New York 10018

Attention: Monica Greenberg

Email:   mgreenberg@liveperson.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, New York 10036

Attention: Lawrence S. Elbaum

     Patrick Gadson

Email:    lelbaum@velaw.com

     pgadson@velaw.com

If to the Vector Group:

c/o Vector Capital Management, L.P.

650 California Street, 32nd Floor

San Francisco, CA 94108

Attention: David Baylor

Email:     dbaylor@vectorcapital.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

101 California Street, Suite 4800

San Francisco, California 94111

Attention: Steve Camahort

     Dana Kromm

Email:   stevecamahort@paulhastings.com

     danakromm@paulhastings.com

Section 15. Governing Law; Jurisdiction; Jury Waiver. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any action of the Company or the Vector Group in the negotiation, administration, performance or enforcement hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement and any rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and any rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”). Each Party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any action relating to this Agreement in any court other than the Chosen Courts. Each Party hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the

Chosen Courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in any Chosen Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 16. Counterparts; Electronic Transmission. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Any signature to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 17. No Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

Section 18. Entire Agreement; Amendments. This Agreement contains the sole and entire understanding of the Parties with respect to the subject matter hereof. This Agreement may only be amended, modified or supplemented pursuant to a written agreement executed by each Party.

Section 19. Successors and Assigns. This Agreement may not be transferred or assigned by any Party without the prior written consent of the other Party; provided, however, that each Party may assign any of its rights and delegate any of its obligations hereunder to any person or entity that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment in violation of this Section 19 is null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

Section 20. No Third Party Beneficiaries. Except as expressly provided in this Agreement, this Agreement is solely for the benefit of the Parties and their respective permitted successors and assigns and is not enforceable by any other person.

Section 21. Interpretation and Construction. Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over any interpretation of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, (a) the word “including” (in its various forms) means “including, without limitation,” (b) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement, (c) the word “or” is not exclusive, (d) references to “Section” in this Agreement are references to Sections of this Agreement unless otherwise indicated, and (e) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

Section 22. Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

LIVEPERSON, INC.

By:	/s/ John Collins
Name:	John Collins
Title:	Chief Financial Officer and Chief Operating Officer

[Signature Page to Cooperation Agreement]

VECTOR CAPITAL VI, L.P.

By:	Vector Capital Partners VI, L.P., its General Partner
By:	Vector Capital Partners VI, Ltd., its General Partner

/s/ David Baylor
Name:	David Baylor
Title:	Director

VECTOR CAPITAL MANAGEMENT, L.P.

By:	Vector Capital, L.L.C., its General Partner

/s/ Alexander R. Slusky
Name:	Alexander R. Slusky
Title:	Managing Member

VECTOR CAPITAL, L.L.C.

By:	/s/ Alexander R. Slusky
Name:	Alexander R. Slusky
Title:	Managing Member

[Signature Page to Cooperation Agreement]

Exhibit A

Vector Group

Vector Capital VI, L.P.

Vector Capital Management, L.P.

Vector Capital, L.L.C.

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